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                                                                   EXHIBIT 10.21

RESTRAC

                            Management Incentive Plan
                            Fiscal Year 1996

1. PURPOSE: The Restrac Management Compensation Program is designed to provide Restrac management employees with a competive base salary, the potential to earn incentive compensation based on individual and Company performance.

2. BASE SALARY: Base salaries are set at the time of employment, and reviewed annually, on the employee's annual review period.The manager may or may not be eligible for a salary increase at that time, depending on individual performance, position in salary range, Company performance, and compensation survey data. Timely completion of this annual performance review is a shared responsibility between the manager and his or her senior manager. No retroactive increases will be paid for reviews which are not completed on time (i.e., within 30 days of the review date). Paychecks are issued semi-monthly (24 times a year), on the 15th of the month (or the closest workday preceding it), and on the last workday of the month.

3. INCENTIVE COMPENSATION: Incentive compensation is earned by managers in two ways: through individual performance, and through overall Company performance. Managers will have the ability to earn up to 15% of their base salary in incentive compensation. Up to 7.5% can be earned from quarterly individual performance bonus payments. Up to 7.5% coming from overall Company financial performance to managers who are currently employed after the year end audit is completed (see matrix).

4. TARGET COMPENSATION: The "target" incentive compensation percentage is 15%. This target will be reached when the manager has satisfactorily achieved all of the goals set by the manager and the senior manager in quarterly review meetings (representing half of the total 15% target, or 7.5%), and the Company has surpassed the financial goals set forth in its 1996 Operating Plan.

5. "OPERATING PLAN" AND "GOAL PLAN": As part of its financial planning process, the Company prepares two plans, the "Operating Plan", and the "Goal Plan". The Operating Plan is a conservative financial projection of revenue and expenses for the coming year, used by the Company for headcount planning and cost budgeting. The Goal Plan is a more aggressive financial picture of the Company: its revenue goals are 33% higher than the Operating Plan. From time to time, the Company will review its performance to the plan, and adjust headcount and expense budgets as necessary.

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6.   INCENTIVE COMPENSATION BASED ON COMPANY PERFORMANCE: The portion of management incentive compensation which is based on Company performance is structured so that 5% of the manager's annual salary is paid if the Company's Operating Plan goals are met, and 10% is paid if the Company meets the goals in the Goal Plan. This bonus is calculated and paid annually, according to a company performance matrix (attached). (The % applies to base salary as of 9/30/95 if that base has been in effect for greater than six months. The % applies to most recent previous base salary where increases have been effected since April 1, 1995.)

7. INCENTIVE COMPENSATION BASED ON INDIVIDUAL PERFORMANCE: The portion of management compensation based on individual performance is calculated and paid quarterly based on achievement of individual quarterly goals. These goals are set as part of quarterly review and goal setting meetings between the manager and his or her senior manager, and will include tracking to the expense and revenue goals in the budget if the manager has financial responsibility. Satisfactory achievement of all goals will entitle the employee to a 1.875% (7.5% annualized) bonus payment. This payment will be made within 30 days of the end of each calendar quarter. The timely setting and performance review of these quarterly goals is a shared responsibility between the manager and the senior manager.

8. NEW HIRES, PROMOTIONS AND TRANSFERS: Incentive compensation based on Company performance applies only to managers who are employed prior to July 1, 1996. For those managers employed prior to July 1, 1996 but less than the full fiscal year, a pro rata allocation of the bonus will be paid based on the number of months employed. Incentive compensation based on individual performance applies in the first full quarter of employment and thereafter. Newly promoted managers will earn incentive compensation based on Company performance based on the number of months in the fiscal year during which their management status is effective. Newly promoted managers will earn incentive compensation based on individual performance commencing with their first full quarter with management status. Managers who change departments will be reviewed and evaluated for incentive compensation based on individual performance by the respective senior managers to whom they report(ed) for the respective pro rata period of the quarter.

9. SALES AND MARKETING INCENTIVE PLANS: Some managers who work in the sales and marketing organization may have a more leveraged compensation program, where quarterly goals are replaced and/or augmented by specific individual or departmental financial goals.